EXHIBIT 23.1


            Consent of Independent Registered Public Accounting Firm


The Board of Directors
Six Flags, Inc.:

We consent to the use of our reports dated March 13, 2008, with respect to the consolidated balance sheets of Six Flags, Inc. as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders' equity (deficit) and other comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, incorporated herein by reference.

Our audit report on the consolidated financial statements refers to the Company's adoption of Emerging Issues Task Force ("EITF") Topic D-98, Classification and Measurement of Redeemable Securities, as amended at the March 12, 2008 meeting of the EITF, as of December 31, 2007, the adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No, 109, as of January 1, 2007, the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, as of January 1, 2006, the adoption of the balance sheet recognition provisions of Statement of Financial Accounting Standards No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statement No. 87, 88, 106, and 132(R), as of December 31, 2006, and the adoption of Securities and Exchange Commission Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements.

                                            (signed) KPMG LLP

Dallas, Texas
October 10, 2008